UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

AIM IMMUNOTECH INC.

(Name of Registrant as Specified in Its Charter)

TED D. KELLNER

TODD DEUTSCH

ROBERT L. CHIOINI

PAUL W. SWEENEY

WILLIAM A. CARTER

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Ted D. Kellner, Todd Deutsch, Robert L. Chioini and Paul W. Sweeney (the “Kellner Group”) have filed a definitive proxy statement (the “Proxy Statement”) and accompanying GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for their election to the Board of Directors of AIM Immunotech Inc., a Delaware corporation (the “Company” or “AIM”), at the 2024 Annual Meeting of Stockholders scheduled to be held on December 17, 2024 (the “Annual Meeting”).

On December 11, 2024, the Kellner Group issued the press release that appears below and expects to distribute copies to stockholders by mail and electronically:

AIM’s Clinical Strategy under Incumbent Board Has Totally Failed

Incumbent Board’s Claims of Progress Are Not Credible or Supported by Data

AIM Maintains Relationship with CRO Co-Founded by a Convicted Felon Who Deceived Investors about the Timeline and Status of Regulatory Submissions to the U.S. FDA

According to ISS – “The lack of transparency gives the impression that the company’s pipeline is more advanced and that the company is more involved than it actually is”1

Kellner Group Urges Stockholders of AIM Immunotech to Vote the Gold Card

Kellner Group Owns 5.04% of Outstanding Shares and is Fully Aligned with Stockholders

New York, New York, December 11, 2024: Ted Kellner, as the nominating stockholder and a nominee, together with his other nominees, Todd Deutsch, Robert L. Chioini and Paul W. Sweeney (collectively, the “Kellner Group,” “we” or “us” and, as nominees, the “Kellner Group Nominees”) today issue the following press release in connection with their efforts to bring accountability to the entrenched, incumbent Board of Directors of AIM Immunotech Inc. (NYSE American: AIM).

AIM’s Clinical Strategy under the Incumbent Board is Aimless and Flawed and has Resulted in Failure

AIM’s strategy under the incumbent Board is all talk and no substance. It involves touting numerous diseases Ampligen could potentially treat, but no clear focus or clearly communicated goals and timelines. The strategy is also characterized by shifting focuses, from ME/CFS until 2013, then to Ebola in 2014 when U.S. cases were in the news, then COVID-19 in 20202 before moving on to Long COVID, and then back to oncology.3 Press releases are issued with “positive” news, often based on very preliminary data or old recycled data, with no clear follow-through on next steps and timelines.

AIM’s filings mention double-digit studies and potential indications, but these are mostly small, third party studies over which AIM has limited involvement.4 Without direct investment from AIM and control over the study to drive it forward with appropriate urgency and ownership of the data, little progress is made. Relying on third-party clinicians to research Ampligen on their own time may result in journal publications and press releases, but it is not a formula for successful FDA approvals, licensing or commercialization that will benefit stockholders.

[1]	Permission to use quotations from ISS was neither sought nor obtained. Emphasis added.
[2]

See the Company’s Current Reports on Form 8-K filed with the Securities and Exchange Commission on each of February 11, 2020, February 18, 2020, March 9, 2020, March 26, 2020, April 6, 2020 and April 16, 2020.

[3]	See the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the Securities and Exchange Commission (the “SEC”) on April 1, 2024 (the “2023 Annual Report”).
[4]

See the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 31, 2021 (the “2020 Annual Report”), the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 31, 2022 (the “2021 Annual Report”), the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 31, 2023 (the “2022 Annual Report”), and the 2023 Annual Report.

AIM has not dedicated its own resources to design and execute clinical trials on the most promising indications for Ampligen – the results clearly show that. There has been no sense of urgency and no transparency with stockholders about its progress. The incumbent Board has utterly failed – demonstrated by no FDA approvals, no license deals and no commercialization.

The Incumbent Board’s Claims About Clinical Progress Cannot be Trusted

The incumbent Board continues to mislead stockholders by telling them that clinical breakthroughs are right around the corner, but this is not at all the case and the reality is much different. AIM’s SEC filings do not provide any clear timelines or paths to approvals.5 They do not even mention any planned Phase 3 studies and it is not clear when ongoing Phase 1 and 2 studies will be completed.

Leading independent proxy advisory firm Institutional Shareholder Services Inc. (“ISS”) took note of the incumbent Board’s failures and lack of transparency, stating the following:6

•

“Since Equels and Mitchell became CEO and chairman in 2016, the company has failed to demonstrate progress on the most advanced opportunities that it had at that time, instead pivoting to other prospects at various points in time, and appears to have not brought a single project to completion for at least 10 years.”

•

“[T]here needs to be evidence that the board and management have the expertise and sense of urgency to advance the company’s potential products and the skills to manage the company’s resources . . . In this case, despite having a promising product with “multiple shots on goal,” Equel[s] and the board’s value-add in advancing it to a stage that could benefit shareholders is unclear.”

•

“In addition, while the bubbles indicating the stages of trials appear to show a number of projects in Phase 2, during engagement with ISS, the CEO indicated that was not the case. For example, Duripanc is in Phase 1. The lack of transparency gives the impression that the company’s pipeline is more advanced and that the company is more involved than it actually is.”

•

“In addition to destroying shareholder value and failing to provide any evidence that it could be successful in generating a successful outcome in any of Ampligen’s listed potential indications, the board has demonstrated a staggering disregard for shareholder feedback . . .”

•	“In selecting which incumbents to replace, Equels appears to be the most directly responsible for the company’s failings since his appointment at CEO.”

•	“There is no question that for shareholders to have any hope of not losing 100 percent of their investment, significant change is needed.”

A Closer Look at AIM’s Clinical Programs and Lack of Funds Reveals that AIM is a Long Way from Conducting or Completing a Clinical Trial and Nowhere Near FDA Approval, Licensing or Commercialization

On average, most properly run clinical development companies complete multiple studies from Phase 1 to Phase 3 that can result in an FDA approval decision in approximately ten years. Equels and the incumbent AIM Board have been touting their clinical success and progress along with great potential value creation right around the corner for approximately nine years. The following programs below that AIM has identified as significant or recently promoted show the exact opposite of adequate progress, successful outcomes and transparent communication to shareholders:

[5]	See the 2020 Annual Report, the 2021 Annual Report, the 2022 Annual Report and the 2023 Annual Report.
[6]	Permission to use quotations from ISS was neither sought nor obtained. Emphasis added.

Pancreatic Cancer (AMP-270) (Phase 2)[7]:

•   Announced it would commence in 2022, but had to submit revised protocol to FDA in 2024.

•   Estimated start date of December 2024 is approximately two-year delay, and not expected to be completed until 2028.

•   Only $141,000 spent on program in nine months ended September 30, 2024.

•   Takeaway: Significantly delayed with no explanation provided or clear timeline on next steps.

Long COVID (AMP-518) (Phase 1/2)[8]:

•   Small trial completed in 2023; topline results announced in February 2024 and additional analysis in September 2024.

•   But program appears essentially dormant, with only $27,000 spent on it in the third quarter of 2024.

•   AIM says it plans a follow-up trial focused on moderate or worse category, but no details or timeline provided.

•   Takeaway: A year after completion, and still no visibility on next steps.

Advanced Recurrent Ovarian Cancer (with Pembromizulab) (Phase 2)[9]:

•   Third party study. Limited AIM involvement.

•   Study initiated in 2019 and for over four years AIM has been repeating verbatim that enrollment has commenced and numerous patients have commenced treatment.

•   Not clear how many of expected 45 patients have been enrolled and/or treated.

•   Interim data released as far back as 2022; additional topline data released in 2024 and not expected to be completed until 2026.

•   Takeaway: Study has been going on for years, but still no visibility on timeline or next steps.

Advanced Recurrent Ovarian Cancer (Intraperitoneal) (Phase 1/2)[10]:

•   Third party study. Limited AIM involvement.

•   Study initially submitted in 2015 with estimated completion in 2020 and planned enrollment of 40.

•   Now, estimated completion in 2026 with enrollment of only 25.

•   Phase 1 completed in 2022, yet no activity for almost two years until Phase 2 just recently started enrolling.

•   Takeaway: Significantly delayed and downsized with no clear plan for completion.

[7]

Sources: https://clinicaltrials.gov/study/NCT05494697; https://aimimmuno.com/immuno-oncology-2/ (listing start date of January 2023); From 10-Q for quarter ended September 30, 2024 (“Third Quarter 2024 10-Q”).

[8]	Sources: https://clinicaltrials.gov/study/NCT05592418; Third Quarter 2024 10-Q.
[9]

Sources: https://clinicaltrials.gov/study/NCT03734692; Third Quarter 2024 10-Q; Form 10-Q for quarter ended June 30, 2020; Investor Presentation filed by AIM as additional definitive proxy soliciting materials on November 22, 2024 (“AIM Presentation”).

[10]	Sources: https://clinicaltrials.gov/study/NCT02432378; Third Quarter 2024 10-Q.

Pancreatic Cancer (DURIPANC) (Phase 1b/2)[11]:

•   Third party study. Limited AIM involvement.

•   Collaboration agreement signed ~ two years ago, but trial only recently highlighted in AIM filings.

•   Still does not even appear in AIM’s list of immuno-oncology programs on its website.

•   AIM touts this as an active collaboration with AstraZeneca, yet AIM’s “limited responsibilities are limited to providing Ampligen.”

•   AIM had zero expense related to this project in the third quarter of 2024.

•   AIM also agreed to give the research hospital $200,000 in the form of an unrestricted grant, so not necessarily even used to advance the study.

•   Now says expected to be completed in 2027.

•   Results to date extremely preliminary – only three patients reached six-month stability assessment timepoint and not yet able to report on progression free survival.

•   Takeaway: Very early – only commenced in 2024 and just a handful of patients treated. Although depicted as Phase 2 by AIM, it is actually Phase 1 (as noted above).

Early-Stage Triple Negative Breast Cancer (Phase 1)[12]:

•   Third party study. Limited AIM involvement.

•   Study completed in 2022, but AIM just issued press release announcing publication of data in November 2024.

•   Initially submitted in 2019 with 42 patients, only 9 ever enrolled.

•   Takeaway: Small, significantly downsized study with no recent activity or visibility on next steps.

Myalgic encephalomyelitis/chronic fatigue syndrome (“ME/CFS”) [13]:

•   AIM cites positive Phase 3 for treatment completed in U.S.

•   But this happened in 2013, with the FDA requiring an additional clinical trial and other actions.

•   AIM has been saying for years (often using the exact same language verbatim) that it plans a comprehensive follow-through and is working on a response to the FDA.

•   Takeaway: After over a decade, no progress or clarity on next steps (if any).

CFS in Argentina[14]:

•   Ampligen is actually approved for treatment of CFS in Argentina.

•   But this approval was received in 2016, and still no commercial launch or revenues.

•   AIM attributed to delay to COVID-19 for some time, but now it is just “internal processes” at Argentina regulatory authorities.

•   Takeaway: No clear communication or sense of urgency to commercialize and generate sales eight years after approval.

AIM’s Company-Sponsored Trials are being run by a Third Party Contract Research Organization (CRO) Co-Founded by a Convicted Felon Who Deceived Investors about the Timeline and Status of a Clients Regulatory Submissions to the U.S. Food and Drug Administration (FDA)

[11]	Sources: https://clinicaltrials.gov/study/NCT05927142; https://aimimmuno.com/immuno-oncology-2/; Third Quarter 2024 10-Q; AIM Presentation.
[12]

Sources: https://clinicaltrials.gov/study/NCT04081389; Third Quarter 2024 10-Q; https://aimimmuno.com/aim-immunotech-announces-publication-of-breast-cancer-data-from-roswell-park-comprehensive-cancer-center-in-the-journal-for-immunotherapy-of-cancer/.

[13]	AIM Presentation (slide 7); Third Quarter 2024 10-Q; see also for example 2020 Annual Report.
[14]	AIM Presentation (slide 7); Third Quarter 2024 10-Q; 2021 10-K.

The only two trials noted above that would be company-sponsored trials are AMP-270 and AMP-518, but one is significantly delayed and the other has been completed for a year with no visibility on next steps. Spending on these trials has been extremely limited in recent periods and it does not appear that AIM has the funding to continue them.

The are also both being run by Amarex, AIM’s contract research organization (“CRO”).15 The co-founder and, until recently, CEO of Amarex, Kazem Kazempour, was recently convicted of securities fraud and wire fraud in a criminal trial. The former CEO of Amarex’s former client, Cytodyn Inc., was also convicted of securities fraud, wire fraud and insider trading. These convictions related to false and misleading statements about the timeline and status of Cytodyn’s regulatory submissions to the FDA and related trading activities.16

Equels and the AIM Board have continued to pay Amarex in the past few years. Kazempour himself was quoted in several AIM press releases in recent years promoting purported clinical progress. 17 In one of these releases, Kazempour was quoted as saying there was every hope to dose the first patient in the AMP-270 study before the end of 2022. As noted above, AIM had to submit a revised protocol to the FDA and two years later, this has still not occurred. Amarex itself recently settled claims from Cytodyn by agreeing to payments and credits totaling approximately $25.0 million.18

The parallels between AIM’s situation and the activity at Cytodyn are extremely concerning to us. It appears that AIM and Cytodyn are the only two U.S. public companies to disclose a relationship with Amarex in the past year.19 The incumbent Board has not done anything to dispel these concerns. The incumbent Board and Mr. Equels have never provided an adequate explanation to stockholders of the appropriateness of this ongoing relationship with a troubled CRO or of the former close working relationship with a convicted felon, its co-founder. AIM has never commented on the impact to AIM’s relationships with regulators or whether Amarex’s issues have contributed to the delays in these two trials, or why they even continue to remain committed to an organization that has had to pay millions of dollars in a settlement and has had their co-founder and former CEO convicted of crimes.

The lack of transparency and accountability to stockholders about these fundamentally important issues is unacceptable and is another reason why we do not believe any of the incumbent Board’s claims about clinical progress can be trusted.

Rather than Invest in Ampligen, the Incumbent Board has Wasted Assets

Most of the Ampligen trials that AIM describes are third-party studies that AIM does not control and does not significantly invest in. These third-party trials move at their own pace with no sense of urgency and are not a recipe for regulatory approvals or commercialization or value creation for stockholders. This has been amply demonstrated during the long tenure of the incumbent Board.

AIM’s failed strategy results in limited R&D spending and the incumbent Board uses limited available funds instead on wasteful G&A spending, including excessive compensation and in recent years its egregious entrenchment campaign that has brought AIM to the brink of insolvency.

Consider that AIM had $38.5 million in cash at the end of 2020 after raising $53.9 million that year from the proceeds of ATM sales, largely on the back of COVID-19 press releases issued that year that ultimately did not lead to anything.20 While these ATM sales in such large volumes were tremendously dilutive to stockholders, if the incumbent Board had invested the proceeds into an aggressive clinical program to advance Ampligen across multiple indications over the past four years, AIM could be in a better place today. But the incumbent Board did not do this.

[15]	2023 Annual Report.
[16]	https://www.justice.gov/opa/pr/federal-jury-maryland-convicted-two-men-yesterday-their-roles-scheme-lie-investors-cytodyn.
[17]

See, for example: https://aimimmuno.com/aim-immunotech-announces-commencement-of-phase-2-study-of-ampligen-for-the-treatment-of-pancreatic-cancer /; and https://aimimmuno.com/aim-immunotech-announces-positive-progress-on-requested-fda-meeting-for-proposed-ampligen-clinical-trial-in-post- covid-19-cognitive-dysfunction/.

[18]	Refer to Quarterly Report on Form 10-Q filed by Cytodyn Inc. filed on October 15, 2024, pgs. 18, 26.
[19]	This is based on a search for the term “Amarex” in Forms 10-K and 20-F filed in the past twelve months.
[20]	See the 2020 Annual Report.

Instead, the AIM Board significantly increased G&A spending from $8.7 million in 2021 to $21.1 million in 2023.21 R&D spending has been approximately half of G&A spending in recent periods, a totally inappropriate mix for a clinical stage biotechnology company in our view.22 AIM’s personnel base is likewise out of balance, with only six of 28 employees involved in R&D.23

And then the Board supercharged its waste by engaging in an outrageous self-interested entrenchment campaign, with an improper purpose in breach of its fiduciary duties to stockholders, that we estimate has squandered approximately $15 to $20 million in the past two-plus years.24 And in addition to the massive wasteful spending of Company cash, all they have to show for it is a serious lack of funds to operate and the Delaware Supreme Court ruling that they breached their fiduciary duty of loyalty to AIM stockholders.

The end result is that AIM has not progressed its clinical program and no longer has the funds to do so. There is substantial doubt about AIM’s ability to continue as a going concern, AIM does not comply with the minimum equity standards of the NYSE American and it is functionally insolvent.25 The incumbent Board put AIM in this very dire position.

The Kellner Group Nominees have a Plan to Finally Start Creating Value for Stockholders

The Kellner Group’s plan for AIM is designed to deliver measurable progress and stockholder value while maintaining fiscal discipline. With the same, or even less, financial resources that the incumbent Board has squandered, the Kellner Group will reallocate funds from wasteful General & Administrative (G&A) expenses to critical Research & Development (R&D) initiatives. By prioritizing advanced Company-sponsored trials for Ampligen in high-potential indications, the Kellner Group will focus AIM’s efforts on achieving actionable regulatory milestones and eventual commercialization. This disciplined approach will yield a targeted clinical strategy, stronger governance, and efficient use of stockholder capital to achieve meaningful progress. We will be transparent with stockholders and hold ourselves accountable.

Importantly, the Kellner Group can stabilize AIM and ensure that it has the financial resources to continue to function in order to implement this plan. It will be imperative for AIM to raise significant financing in a sustainable way given the tremendous damage the incumbent Board has caused to the Company’s financial condition. The incumbent Board simply does not have the credibility, skills, networks or resources to raise the capital that AIM needs.

[21]	See the definitive proxy statement filed by the Kellner Group with the SEC on November 6, 2024 (the “Proxy Statement”), pg. 14.
[22]	See the Proxy Statement, pg. 14.
[23]	See the 2023 Annual Report.
[24]

Represents Kellner Group estimate based on increase in Company’s G&A expense from 2021 to 2023 and explanations provided as disclosed in AIM’s Annual Reports on Form 10-K for past two years, together with continued elevated G&A expenses in 2024 to date as disclosed AIM’s most recent Quarterly Report on Form 10-Q.

[25]	See the Condensed Consolidated Balance Sheets included in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2024 filed with the SEC on November 14, 2024.

Collectively, the Kellner Group Nominees have raised over $1.0 billion in investment capital in the past. The Kellner Group has the resources and networks to successfully raise funds and provide the necessary runway to implement its plan and finally start creating value for stockholders by investing in Ampligen.

AIM cannot afford to continue on its current trajectory of delays, wasteful spending, and a lack of transparency. The Kellner Group offers the focused leadership, financial discipline, clinical expertise and credibility needed to turn AIM around and deliver value for stockholders.

THE KELLNER GROUP URGES ALL STOCKHOLDERS TO VOTE ON THE GOLD PROXY CARD

TODAY TO ELECT

TED D. KELLNER, TODD DEUTSCH, ROBERT L. CHIOINI AND PAUL SWEENEY

If you have any questions, require assistance in voting your GOLD proxy card, or need copies of the Kellner Group’s proxy materials, please contact Okapi Partners at the phone numbers or email address listed below. Please also visit https://okapivote.com/AIM/ for additional information.

Contact:

Okapi Partners LLC

1212 Avenue of the Americas, 17th Floor,

New York, New York 10036

Stockholders may call toll-free: (844) 343-2621

Banks and brokers call: (212) 297-0720

Email: info@okapipartners.com

Important Information and Participants in the Solicitation

The Kellner Group has filed a definitive proxy statement and associated GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the upcoming annual meeting of stockholders of AIM. Details regarding the Kellner Group nominees are included in its proxy statement.

THE KELLNER GROUP STRONGLY ADVISES ALL STOCKHOLDERS OF AIM TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Information regarding the identity of participants in the Kellner Group’s solicitation, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Kellner Group’s proxy statement and additional proxy materials filed with the SEC. Stockholders can obtain a copy of the proxy statement, and any amendments or supplements thereto and other documents filed by the Kellner Group with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the following website: https://www.okapivote.com/AIM. Investors can also contact Okapi Partners LLC at the telephone number or email address set for the above.